Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 7, 2006 by CoBiz Inc., a Colorado corporation (the “Company”), and Troy R. Dumlao (“Employee”).

1.                                       Employment. The Company agrees to employ Employee, and Employee agrees to work for the Company, in the capacity or capacities specified on Exhibit A or in such other capacities with the Company and its subsidiaries as may be determined from time to time by the Board of Directors of the Company, on the terms and subject to the conditions established in this Agreement. Employee will report to the Reporting Person designated in Exhibit A, subject to change by the Company from time to time. This Agreement and Employee’s employment by the Company shall continue until terminated by either party pursuant to Section 5 below or until Employee’s death or Disability (terms capitalized and not otherwise defined herein are used as defined in Exhibit B).

2.                                       Responsibilities of Employment. Employee shall devote his or her full business time and effort to the performance of his or her responsibilities under this Agreement, other than passive investments that do not interfere with the performance of those responsibilities. Employee shall perform his or her responsibilities diligently, faithfully and to the best of his or her abilities. Employee shall comply with and carry out the policies, programs and directions of the Board of Directors of the Company, including, without limitation, the Company’s Code of Ethics and Insider Trading Policies as in effect from time to time.

3.                                       Compensation. The Company will compensate Employee for his or her services as follows:

(a)                                  Base Compensation. The Company will pay Employee minimum monthly base compensation at the rate specified on Exhibit A, payable in accordance with the Company’s normal payroll schedule. Employee’s base compensation will be reviewed and may be increased from time to time in the sole discretion of the Company’s Board of Directors.

(b)                                 Plans. Employee will be eligible to participate in all medical, dental, vision and other employee welfare plans maintained by the Company from time to time and available to similarly situated employees of the Company.

(c)                                  Vacation. Employee will be entitled to paid vacation each year as specified on Exhibit A, subject to the Company’s general vacation policy as in effect from time to time.

(d)                                 Discretionary Bonus Plan. Employee will be eligible to participate in such discretionary bonus plans as the Company may establish from time to time for similarly situated employees of the Company.

(e)                                  Equity Incentive Plans. Employee will be eligible to participate in such stock option and other equity incentive plans as the Company may establish from time to time for similarly situated employees of the Company.

The payment of compensation and the provision of benefits will be subject to all applicable federal, state and local tax withholding and reporting requirements.

4.                                       Reimbursement of Expenses. Employee will be entitled to reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by him or her on behalf of the Company in the course of performing his or her duties hereunder under the Company’s expense reimbursement policy applicable to similarly situated employees, upon furnishing appropriate documentation in accordance with such policy as in effect from time to time.

5.                                       Employment At Will; Termination. Employee is an at-will employee. Either party may terminate this Agreement and Employee’s employment hereunder at any time by giving written notice to the other party specifying the effective date of the termination. In the case of termination by Employee, the effective date of termination shall not be less than 30 days after the notice is given, but the Company may accelerate the effective date of the termination by written notice to Employee, and such accelerated termination shall still be deemed a termination by Employee.

6.                                       Effect of Termination. Upon termination of this Agreement by the Company or by Employee, including termination upon the death or Disability of Employee, the rights and obligations of Employee, Employee’s estate and the Company shall be as provided in this Section 6.

(a)                                  Compensation through Termination Date . If Employee’s employment with the Company is terminated, whether by the Company or by Employee, and including any termination resulting from death or Disability, the Company (i) will pay Employee his or her base compensation pursuant to Section 3(a) through the effective date of termination, (ii) will pay Employee for vacation accrued but not taken under Section 3(c) in accordance with its vacation policy, and (iii) will reimburse Employee pursuant to Section 4 for expenses incurred prior to the effective date of termination. Except as specifically provided in this Section 6, the Company will have no obligation to pay any severance, salary, benefits or other compensation or damages at or after the date of termination.

(b)                                 Severance Upon Termination Without Cause or for Good Reason. If Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason, then, in addition to the amounts payable under Section 6(a), the Company will pay Employee or Employee’s estate severance equal to twelve times his or her base monthly compensation under Section 3(a) as in effect on the effective date of termination.

(c)                                  Additional Severance for Bonus. If severance is payable under Section 6(b) and if Employee received a bonus from the Company in respect of the last full fiscal year ending prior to the effective date of termination, the Company shall pay to Employee or Employee’s estate additional severance equal to the greater of (i) the bonus paid to Employee in respect of such last full fiscal year and (ii) the average of the bonuses paid to Employee in respect of each year in the three-year period ending with such last full fiscal year (or if Employee had not been employed for all of that three-year period, the average of the bonuses paid with respect to each full fiscal year in which Employee was employed), in each case, pro rated to the effective date of the termination.

(d)                                 Payment. All severance under Sections 6(b) and (c) will be payable in a lump sum within 30 days after the effective date of termination, subject to Sections 6(i) and (j) below.

(e)                                  Payments in Lieu of Health Insurance Plans. If severance is payable under Section 6(b), in addition to the payments required by Sections 6(b) and (c), if Employee properly elects pursuant to COBRA to continue coverage under the Company’s health insurance plans in which he or she was participating as of the effective date of termination, for twelve months following termination, the Company will reimburse Employee (within 15 days after submission to the Company of proof of payment) an amount equal to (i) the monthly COBRA premiums paid by Employee for such coverage, including any administrative charge imposed by the Company, minus (ii) the monthly amounts that Employee would have paid for coverage under those plans if his or her employment had not been terminated. If Employee does not elect to continue coverage pursuant to COBRA, the Company will not be obligated to pay to Employee or for Employee’s benefit any amount in respect of health insurance after termination of employment. Employee acknowledges that the Company is not obligated to provide insurance coverage after termination of his or her employment and that it is solely Employee’s responsibility to elect COBRA coverage or obtain alternative insurance following any termination. The Company’s obligation to make payments under this Section 6(e) shall terminate if Employee becomes eligible to participate in any health insurance plan of a subsequent employer before the end of the twelve-month period following termination, without regard to the relative levels of benefits provided by the Company’s plans and the plans of such subsequent employer.

(f)                                    Severance Upon Death or Disability. If Employee’s employment is terminated as a result of Employee’s death or disability, the Company shall pay severance to Employee or his or her estate in the amounts and at the times provided in Sections 6(b) through (e) above, and Sections 6(i) and (j) shall not apply to such severance.

(g)                                 Increased Severance Upon Termination Following Change of Control. If severance is payable under Section 6(b), and if notice of termination was given by the Company or Employee within 365 days after a Change of Control, (i) the severance payable under Section 6(b) shall be 12 times Employee’s base monthly compensation under Section 3(a) as in effect on the effective date of termination, (ii) the severance payable under Section 6(c) shall be the full amount of the bonus or average bonus described therein and shall not be pro rated to the date of termination and (iii) the reimbursement of COBRA premiums pursuant to Section 6(e) shall continue for 12 months following termination (subject to the last sentence of Section 6(e)). Increased severance under clauses (i) and (ii) of this Section 6(g) shall be payable as provided in Section 6(d).

(h)                                 Severance Conditioned on Release. The right of Employee or Employee’s estate to receive severance and other payments as provided in Sections 6(b) through 6(g): (i) will be contingent upon Employee’s or Employee’s estate’s execution of a release of all claims against the Company and its Affiliates (other than the right to receive payments under this Section 6) in form and substance and under procedures reasonably believed by the Company to be adequate to effectively waive all such claims under applicable laws and (ii) will automatically terminate upon any breach by Employee of Section 7 or 8 of this Agreement. The Company will provide the form of such release to Employee or Employee’s estate within a reasonable time after any termination as a result of which severance is payable. If the release does not become fully and finally effective until legally prescribed periods have elapsed, notwithstanding any other provision of this Agreement, no severance shall be payable until all such periods have elapsed and the release has become fully and finally effective.

(i)                                     Deferral Based on Capital Requirements. The Company may elect to defer any payment of severance and other payments under Sections 6(b), (c) and (g) that may become due to Employee or Employee’s estate if, at the time the payment becomes due, the Company or any bank owned by the Company is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause the Company’s or any such bank’s capital to fall below such minimum capital requirements. In this event, the Company will resume making the payments as soon as it can do so without violating such minimum capital requirements. No interest shall be payable on any payments deferred under this Section 6(i). This Section 6(i) shall not apply to the extent that any such deferral would result in the imposition of a tax under Section 409A of the Internal Revenue Code.

(j)                                     Delay Based on 409A. If Employee is a “key employee” (as defined in Section 409A of the Internal Revenue Code) at the time of termination, the payment of all amounts due under Sections 6(b), (c) and (g) will be delayed for six months as and to the extent required by Section 409A. The amounts that would have been payable during that six-month period shall be payable in a lump sum within 10 days after the end of that six-month period and any payments due after that six-month period shall be made as provided in this Agreement. No interest shall be payable on any payments delayed under this Section 6(j).

7.                                       Protective Covenants.

(a)                                  Non-Solicitation. Employee agrees that, without the Company’s prior written consent, during the period commencing on the date hereof and ending on the first anniversary of the effective date of termination of Employee’s employment with the Company, neither Employee nor any Affiliate of Employee will:

(i)                                     Solicit or induce any Person who is or was during the six-month period preceding such solicitation or inducement an employee or agent of the Company or of any Affiliate of the Company to terminate such Person’s relationship with the Company or such Affiliate or to enter into an employment or agency relationship with any Person other than the Company or an Affiliate of the Company;

(ii)                                  Solicit or induce any customer of the Company or of any Affiliate of the Company to terminate or reduce the extent of such customer’s business with the Company or such Affiliate or to become a customer of any other Person in respect of products or services offered by the Company or any of its Affiliates; or

(iii)                               Make any statements or take any action that could reasonably be expected to damage the reputation, standing or business of the Company or of any Affiliate of the Company.

(b)                                 Judicial Modification. Employee acknowledges and agrees that the restrictions set forth in this Section 7 are reasonable and necessary in duration and scope to protect the legitimate interests and expectations of the Company. If, contrary to the agreement and intent of the parties, a court of competent jurisdiction should find that any such restriction is unenforceable as written, the parties intend and agree that such restriction will be deemed modified to the minimum extent necessary to render it enforceable and will be enforced as so modified.

8.                                       Confidentiality. Except as may be required in connection with his or her employment under this Agreement, Employee will not, directly or indirectly, use or disclose to any other Person any information of a confidential or proprietary nature belonging or relating to the Company or any of its Affiliates, or any information the disclosure of which could reasonably be expected to have an adverse effect on the Company, its businesses, property or financial condition, including but not limited to information concerning the Company’s methods of operation, techniques, know-how, plans, policies, customers, suppliers, representatives or other matters of any kind or description relating to the products, services, or businesses of the Company or any of its Affiliates. All records, files, documents, equipment and the like relating to the Company’s businesses which Employee may prepare, use, possess or observe shall be and remain the sole property of the Company, and upon termination of his or her employment hereunder for any reason, Employee shall return to the Company any items of that nature and any copies thereof which he or she may have in his or her possession or control.

9.                                       Indemnity.

(a)                                  Indemnification. Company will indemnify Employee (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all losses, liabilities, costs and expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Losses”) reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which he may become involved by reason of his having been an officer or director of the Company or any Affiliate of the Company. The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Employee may have under any applicable bylaw or charter provision of Company or any Affiliate of the Company or any applicable statute.

(b)                                 Advancement of Expenses. In the event that Employee becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which the Company is required to indemnify him or her, the Company will, to the fullest extent permitted by law, advance all Expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from Employee to reimburse the Company for all amounts actually paid by the Company to or on behalf of Employee in the event it shall be ultimately determined that the Company is not obligated to indemnify Employee for such amounts, and to assign to the Company all rights of Employee to indemnification under any policy of directors and officers liability insurance to the extent of the amounts actually paid by Company to or on behalf of Employee.

(c)                                  Litigation. Unless precluded by an actual or potential conflict of interest, Company will have the right to recommend counsel to Employee to represent him in connection with any claim covered by this Section 9. Further, Employee’s choice of counsel, his decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to Company’s prior reasonable approval in writing.

10.                                 Injunctive Relief. Employee acknowledges that irreparable injury will result to the Company and its business in the event of a breach of Section 7 or 8, that damages caused by such breach would be difficult if not impossible to ascertain and that any remedy at law for such breach will be inadequate. Employee agrees that the Company will be entitled to injunctive relief to prevent or stop any such breach, without the necessity of proving actual damage to the Company or of posting any bond or other security.

11.                                 Arbitration. Any dispute arising out of this Agreement or connected with Employee’s employment will be submitted to binding arbitration in Denver, Colorado. The arbitration will be conducted by the Judicial Arbiter Group or, if the Judicial Arbiter Group is not available, by the American Arbitration Association or another arbitral body selected by the parties. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction. Notwithstanding this arbitration provision, the Company will be entitled to apply to any court of competent jurisdiction for injunctive relief under Section 10.

12.                                 Governing Law; Interpretation. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado. The titles of the Sections have been inserted for convenient reference only and will not affect the construction of this Agreement.

13.                                 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provision. If any provision is found to be invalid or unenforceable as written, it will be deemed modified to the minimum extent necessary to render it valid and enforceable.

14.                                 Benefit. This Agreement may not be assigned by either party without the written consent of the other, and any assignment without such consent will be null and void; provided that the Company may assign this Agreement, without Employee’s consent, to any successor to all or substantially all of the Company’s business and assets or to any successor to all or substantially all of the business and assets of the Affiliate of the Company for which Employee primarily worked. Subject to that limitation, this Agreement will be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

15.                                 Notices. All notices given under this Agreement will be in writing. Any notice may be transmitted by any means selected by the sender. A notice that is mailed to a party at its address given below, registered or certified mail, return receipt requested, with all postage prepaid, will be deemed to have been given and received on the earlier of the date reflected on the return receipt or the third business day after it is posted. A notice sent by facsimile transmission to a party at its facsimile number given below will be deemed to have been given and received upon confirmation of transmission by the sender’s facsimile machine. A notice transmitted by recognized overnight courier service to a party at its address given below will be deemed given and received on the first business day after it is delivered to the courier. A notice given by any other means will be deemed given and received only upon actual receipt. The addresses and facsimile numbers of the parties for notice purposes are as follows:

If to the Company:

CoBiz Inc.

821 – 17th Street

Denver, Colorado 80202

Attn: Lyne Andrich

Facsimile No.: (720) 264-1958

If to the Employee:

To the address or facsimile number set forth on Exhibit A.

Either party may change his, her or its address or facsimile number for notice purposes by written notice to the other party.

16.                                 Modification. No failure by either party to insist upon the strict performance of this Agreement on one or more occasions will constitute a waiver of any right or remedy hereunder. This Agreement may be amended, and any right or remedy hereunder may be waived, only in a writing signed by the party against whom the amendment or waiver is asserted.

17.                                 Waiver of Other Benefits. Employee irrevocably waives any right he might otherwise have to receive any severance, damages or other post-termination payments or benefits from the Company, except for those provided in this Agreement. This waiver expressly includes, without limitation, any amounts payable under any severance plan or policy adopted by the Company.

18.                                 Survival. The provisions of Sections 6 (insofar as they require payments after termination) and 7 through 19 shall survive the termination of this Agreement.

19.                                 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written. In entering into this Agreement, neither party has made or relied upon any representation or promise not set forth herein.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

COMPANY:

CoBiz Inc.

By:

/s/ Steven Bangert

Name: Steven Bangert

Title:    CEO

EMPLOYEE:

/s/ Troy R. Dumlao

Troy R. Dumlao

EXHIBIT A

TERMS OF EMPLOYMENT

Name of Employee:

Troy R. Dumlao

Capacity(ies):

1st Vice President & Controller

Reporting Person:

Lyne Andrich

Minimum Base Compensation:

$8,750.00 per month

Vacation:

 4 weeks per year

Address and Facsimile

Number of Employee:

Troy R. Dumlao

821 17th Street

Denver, CO 80202

(720) 264-1956

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EXHIBIT B

Definitions

“Affiliate” means, with respect to a specified Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with the specified Person, (ii) any trust in which the specified Person holds 10% or more of the beneficial interest, as beneficiary, settler or otherwise, (iii) any member of the immediate family of the specified Person, (iv) any director, executive officer, manager, member, partner or trustee of the specified Person, or (v) any other Person in which the specified person or any Affiliate of the specified Person owns a beneficial interest of 10% or more.

“Cause” for the termination by the Company of Employee’s employment means (i) a breach by Employee of Section 7 or 8 of the Agreement, (ii) a breach of any other provision of this Agreement by Employee which, if curable, has not been cured within 15 days after notice from the Company, (iii) theft or embezzlement from or other dishonesty involving the Company by Employee, (iv) the commission by Employee of a crime involving moral turpitude or constituting a felony, (v) gross negligence or willful misconduct with respect to Employee’s duties and responsibilities to the Company, (vi) the willful failure or refusal of Employee to perform his duties under this Agreement or to carry out the lawful instructions of the Reporting Person or Board of Directors, (vii) a material violation of the standards of conduct or code of ethics established by the Company or (viii) Employee engages in self-dealing or attempts to obtain any improper personal benefit or profit from the Company or any transaction in which the Company or any Affiliate of the Company has an interest.

“Change of Control” of the Company shall be deemed to have occurred if: (i) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a person who is a shareholder of the Company as of the date of this Agreement, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or (ii) the Company merges or consolidates with or into another entity if the shareholders of the Company immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (iii) the sale or other disposition of all or substantially all of the assets of the Company or CoBiz Bank, N.A. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred: (x) solely because more than 50% of the combined voting power of the then outstanding voting securities of the Company are acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Company or its subsidiaries; or (y) if Employee agrees in writing to waive a particular Change of Control for the purposes of this Agreement.

“Disability” has the meaning given to that term (or the most closely analogous term) in the Company’s long-term disability insurance policy as in effect at the relevant time. If no such

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policy is in effect, “Disability” means a mental or physical condition that prevents Employee from performing the essential functions of his or her position hereunder, with or without reasonable accommodations by the Company, as determined by the Company in its discretion.

“Good Reason” for the termination by Employee of his or her employment means (i) Employee is removed from all of the capacities described in Exhibit A, other than for Cause, and is not offered another position with the Company or an Affiliate of the Company that is commensurate with Employee’s education, experience and abilities; (ii) the Company decreases Employee’s base compensation or arbitrarily and capriciously decreases Employee’s bonus; or (iii) the Company transfers Employee to a location outside the metropolitan area in which Employee’s employment was based on the date of this Agreement; provided that (x) no such action or event shall constitute Good Reason if Employee consents to the action or event, whether before, at or after the time that it is taken, (y) no such action or event shall constitute Good Reason unless Employee gives written notice to the Company within 30 days after the action or event, which notice shall specify the action or event and indicate that Employee believes it constitutes Good Reason as defined herein, and the Company fails to cure the action or event within 30 days after such notice and (z) a termination by Employee of his or her employment shall not be a termination for Good Reason unless notice of the termination is given by Employee within 90 days after the end of the 30-day period established in clause (y) above.

“Person” means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

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